FUSION CONTACT: Philip Turits
212-972-2000
pturits@fusiontel.com

INVESTOR CONTACT: Andrew Hellman
CEOcast, Inc.
212-732-4300
adhellman@ceocast.com

MEDIA CONTACT: Rubenstein Associates
John Henderson
212-843-8054
jhenderson@rubenstein.com

---

**Frederic V. Salerno, Former Verizon Vice Chairman, Joins Fusion's Advisory Board**

NEW YORK, June 12, 2006 –Fusion Telecommunications International, Inc. (AMEX: FSN) announced today that Frederic V. Salerno has joined the Company's Advisory Board. In this capacity, Mr. Salerno will provide advice and counsel to Fusion's management team and assist in the creation of strategic relationships worldwide.

"Fred has had a distinguished career in the telecommunications field, and is a tremendous addition to our Advisory Board," said Matthew Rosen, President and CEO of Fusion. "We are confident that his sage advice will be beneficial to the further growth and development of Fusion as we make our mark in the rapidly growing VoIP industry. We are delighted that Fred has decided to join our team."

Prior to joining Fusion's Advisory Board, Mr. Salerno, 62, was Vice Chairman and Chief Financial Officer of Verizon Communications. He spent 37 years with the company, starting with New York Telephone in 1965. While at New York Telephone, he directed the company's mandated divestiture from the Bell System.

"VoIP is revolutionizing the way we communicate around the world and Fusion has a great business model to take advantage of the emerging markets' need for VoIP," said Mr. Salerno. "I am very excited about the Company's innovative technological vision, and I look forward to helping Fusion become a leader in the field."

Mr. Salerno currently serves on the board of directors of Viacom Inc. (NYSE:VIA), Consolidated Edison Inc. (NYSE:ED), Bear Stearns Companies Inc. (NYSE:BSC), Akamai Technologies Inc. (NASDAQ:AKAM), Popular Inc. (NASDAQ:BPOP) and InterContinental Exchange Inc. (NYSE:ICE).

**About Fusion:**

Fusion provides its efonica branded VoIP (Voice over Internet Protocol), Internet access, and other Internet services to, from, in and between emerging markets in Asia, the Middle East, Africa, Latin America and the Caribbean. Fusion currently provides services to consumers, corporations, international carriers, government entities, and Internet service providers in over 45 countries. For more information please go to: http://www.fusiontel.com or http://www.efonica.com.